Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Model N, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,293,526,920(1)(2)(3)	0.0001476	$190,925 (4)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,293,526,920

Total Fees Due for Filing			$190,925

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$190,925

(1)	Title of each class of securities to which transaction applies: Common stock, $0.00015 par value per share, of Model N, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

As of April 23, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 43,117,564, which consists of:

(a)	39,422,997 shares of Common Stock entitled to receive the per share merger consideration consisting of a $30.00 per share cash payment (the “per share merger consideration”);

(b)	2,337,104 shares of Common Stock underlying restricted stock units (assuming fulfillment of vesting conditions, as applicable) entitled to receive the per share merger consideration;

(c)

1,077,102 shares of Common Stock underlying performance-based restricted stock units (assuming maximum achievement and fulfillment of vesting conditions, as applicable) entitled to receive the per share merger consideration;

(d)	130,000 shares of Common Stock estimated to be issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”); and

(e)	150,361 shares of Common Stock subject to issuance pursuant to the conversion of the Company’s 2.625% convertible senior notes due 2025 (the “2025 Convertible Notes”).

(3)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of April 23, 2024, the underlying maximum aggregate value of the transaction was calculated as the sum of:

(a)	the product of 39,422,997 shares of Common Stock and the per share merger consideration;

(b)	the product of 2,337,104 shares of Common Stock underlying restricted stock units (assuming fulfillment of vesting conditions, as applicable) and the per share merger consideration;

(c)

the product of 1,077,102 shares of Common Stock underlying performance-based restricted stock units (assuming maximum achievement and assuming fulfillment of vesting conditions, as applicable) and the per share merger consideration;

(d)	the product of 130,000 shares of Common Stock estimated to be issuable pursuant to the ESPP and the per share merger consideration; and

(e)	the product of 150,361 shares of Common Stock subject to issuance pursuant to the conversion of the 2025 Convertible Notes and the per share merger consideration.

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001476.